Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258358

PROSPECTUS SUPPLEMENT NO. 9

(To the Prospectus dated August 10, 2021)

Up to 78,155,781 Shares of Common Stock

(Including up to 17,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 6,000,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated August 10, 2021 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258358). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 17,500,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of

•

up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Placement Warrants”) originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “Sponsor”) in connection with the initial public offering of Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and

•

up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of RSVAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of

•	up to 66,655,781 shares of Common Stock consisting of

•	up to 12,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on February 22, 2021,

•	up to 6,000,000 shares of Common Stock issuable upon exercise of the Placement Warrants,

•	up to 736,769 shares of Common Stock issuable upon the exercise of stock options,

•	up to 5,750,000 shares of Common Stock issued pursuant to that certain Subscription Agreement, dated September 24, 2020, by and between the Company and Rodgers Capital, LLC, and

•

up to 41,669,012 shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among the Company, RSVAC Merger Sub Inc. and Enovix Operations Inc. (f/k/a Enovix Corporation) and subject to that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated July 14, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and

•	up to 6,000,000 Placement Warrants.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ENVX” and “ENVXW,” respectively. On December 6, 2021, the last reported sales price of Common Stock was $31.53 per share and the last reported sales price of our Warrants was $19.98 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for the Prospectus and future filings. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 7, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2021

Enovix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39753	85-3174357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Warren Avenue Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 695-2350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ENVX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ENVXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On December 7, 2021, Enovix Corporation (“Enovix”) issued a press release announcing the redemption of all of its outstanding public warrants (the “Public Warrants”) to purchase shares of Enovix’s Common Stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated December 1, 2020, by and between Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and Continental Stock Transfer & Trust Company, as warrant agent, which was terminated and replaced by the Warrant Agreement, dated July 13, 2021, by and among Enovix, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., as warrant agent (the “Warrant Agreement”), as part of the units sold in RSVAC’s initial public offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by Enovix is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 nor the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any securities of Enovix, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 7, 2021.

99.2	Notice of Redemption, dated December 7, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2021	Enovix Corporation

	By:	/s/ Steffen Pietzke
Steffen Pietzke
Chief Financial Officer